EXHIBIT 10.3

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“*****”), AND THE OMITTED TEXT HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Letter Agreement
Between
Emcore and World Water & Power (WWAT)
November 29, 2006

Emcore and WorldWater & Power Corp. desire to collaborate on the development and commercialization of concentrator photovoltaic (CPV) power systems using Emcore’s proprietary multi-junction solar cells (MJ). This letter agreement (“Letter Agreement”) defines the scope and key terms of the strategic relationship to be embodied in a written strategic agreement (the “Strategic Agreement”) and separately sets forth certain binding purchase and supply obligations of the parties. The term of the Strategic Agreement will be five years. This Letter Agreement shall be legally binding upon and enforceable against each of the parties and their respective successors and assigns.

1.	The parties will collaborate on the design and development of CPV systems using Emcore MJ:

a.	WorldWater & Power Corp. to provide requirements definition of CPV in terrestrial power generation in grid-connected, distributed power, and non-grid applications worldwide.

To this end, Emcore and WorldWater & Power Corp. will establish a joint team to review the current technology status of MJ systems. This team is to prepare a report, and within three months, present this report to the management of both Emcore and WorldWater & Power Corp.

This report will identify a common technology and commercialization platform. This will include development, product verification, pilot demonstration, and manufacturing plan with identifiable, achievable and commercial targets, such as:

i.	Performance
ii.	Reliability
iii.	Design-to-cost (DTC) targets
iv.	Schedule and quantity of prototype and production units

b.	Emcore to design systems and develop production infrastructure to meet or exceed WorldWater & Power Corp. requirements, consistent with common commercial objectives.

This effort will include:

i.	Structural configuration
ii.	Tracking systems
iii.	Control elements
iv.	Focusing lens assembly
v.	Receiver modules including MJ solar cells

c.
WorldWater & Power Corp. to participate in Emcore design reviews and provide guidance on the design, product verification, pilot projects and other efforts related to transition-to-production planning, implementation, and installation.

d.	WorldWater & Power Corp. to provide design and testing support and general consulting on topics such as:

i.	System monitoring
ii.	Performance testing of prototype systems
iii.	Demonstration of application of Emcore CPV systems to core applications such as driving large motors, pumps, and compressors.
iv.	General PV terrestrial systems concepts such as installation, wiring of modules, and inverters.

e.
WorldWater & Power Corp. agrees that Emcore will be its exclusive partner in the development of CPV systems using MJ technology. Exclusivity will continue for so long as Emcore meets the milestones and deliverables agreed upon in the statement of work. In the event that WorldWater & Power Corp. consummates its transaction with Entech, the parties will agree to continued collaboration on design and development of a CPV system using Emcore’s MJ technology with the goal of accelerating time to market.

2.	Incorporate Emcore cells, concentrators and systems as mutually agreed to, as to their performance, price, delivery and schedules, in WorldWater & Power Corp. proposals and other marketing activities.

a.
WorldWater & Power Corp. to provide bi-monthly updates to Emcore on the status of marketing efforts for Emcore CPV systems. Emcore will be invited to attend all internal marketing meetings and quarterly reviews with WorldWater & Power Corp.’s management.

b.	Emcore to support WorldWater & Power Corp. marketing effort as requested, including:

i.	Preparation of bid packages.
ii.	Joint presentations to prospective customers.
iii.	Preparation of marketing collateral.

3.
During the term of this Letter Agreement and the Strategic Agreement, WorldWater & Power shall use its best efforts to market and sell to its customers Emcore CPV systems or CPV systems incorporating Emcore MJ or cell assemblies. WorldWater & Power, or third parties introduced by WorldWater & Power that are reasonably acceptable to Emcore, shall provide Emcore supply agreements leading to specific purchase orders for CPV systems, cells and cell assemblies, under which Emcore will supply MJ cells, cell assemblies and systems, with an estimated commercial value of $100 million to be supplied per the delivery schedule below. Emcore will supply MJ CPV systems that meet customer performance requirements at a market price competitive with other solar energy systems (e.g., MJ CPV, silicon flat plate or silicon CPV); provided that Emcore shall not be required to be the lowest cost supplier of systems. WorldWater & Power will make every effort to incorporate MJ CPV in their bids and will treat Emcore as the exclusive supplier for MJ cells, cell assemblies and systems up to the $100 million estimated commercial value. Subject to Emcore meeting the conditions set forth in the third sentence of this paragraph, WorldWater & Power, or third parties introduced by WorldWater & Power that are reasonably acceptable to Emcore, shall place CPV system orders with Emcore according to the following schedule:

a.
1.5 MW to be delivered by Emcore to WorldWater & Power Corp. by 12/31/07; provided, however, that if such a Purchase Order is not issued to Emcore by WorldWater & Power Corp., or by third parties introduced by WorldWater & Power that are reasonably acceptable to Emcore, so that Emcore can reasonably have time to deliver by 12/31/07 on such a Purchase Order, WorldWater & Power Corp. will either (i) place a purchase order (within the specified lead times) for, take delivery of and pay Emcore by 1/31/08 for 40,200 MJ1 at $***** per cell or (ii) pay Emcore $***** by 1/31/08 in respect of its purchase requirements for calendar 2007.

b.
10 MW to be delivered by Emcore to WorldWater & Power Corp. by 12/31/08; provided, however, that if such a Purchase Order is not issued to Emcore by WorldWater & Power Corp., or by third parties introduced by WorldWater & Power that are reasonably acceptable to Emcore, so that Emcore can reasonably have time to deliver by 12/31/08 on such a Purchase Order, WorldWater & Power Corp. will place a purchase order (within the specified lead times) for, take delivery of and pay Emcore by 1/31/09 for 365,600 MJ at $***** per cell; provided, however, that the parties will negotiate in good faith an adjustment to such cell pricing to ensure that the overall CPV system from a price and performance perspective is competitive with other solar energy systems (e.g., MJ CPV, silicon flat plate or silicon CPV). For the sake of clarity, such adjustment may either result in an increase or decrease to the reference price.

c.
15 MW to be delivered by Emcore to WorldWater & Power Corp. by 12/31/09; provided, however, that if such a Purchase Order is not issued to Emcore by WorldWater & Power Corp., or by third parties introduced by WorldWater & Power that are reasonably acceptable to Emcore, so that Emcore can reasonably have time to deliver by 12/31/09 on such a Purchase Order, WorldWater & Power Corp. will place a purchase order (within the specified lead times) for, take delivery of and pay Emcore by 1/31/10 for 502,700 MJ at $***** per cell; provided, however, that the parties will negotiate in good faith an adjustment to such cell pricing to ensure that the overall CPV system from a price and performance perspective is competitive with other solar energy systems (e.g., MJ CPV, silicon flat plate or silicon CPV). For the sake of clarity, such adjustment may either result in an increase or decrease to the reference price.

4.
Without limiting the MJ purchase obligations set forth in paragraph 3 above, WorldWater & Power Corp. and its subsidiaries and affiliates will purchase MJ exclusively from Emcore, provided Emcore is able to meet mutually agreed price, performance and delivery requirements; provided further that Emcore shall not be required to be the lowest cost provider of the MJ cells to maintain exclusivity.

5.	The MJ purchase obligations set forth in paragraph 3 above are irrevocable, non-cancelable and non-reschedulable on a take or pay basis.

6.
This Letter Agreement and the Strategic Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed within such State without regard to its conflicts of laws provisions which may direct the dispute to be resolved in accordance with the laws of another jurisdiction. Each Party consents to the jurisdiction of the Federal District Court for the Southern District of New York, and agrees to waive any objections to as to venue or personal jurisdiction.

7.
Each Party hereto hereby acknowledges that all Parties hereto participated equally in the negotiation and drafting of this Letter Agreement and that, accordingly, no court construing this Letter Agreement shall construe it more stringently against one Party than against the other.

8.	This Letter Agreement is subject to the confidentiality agreement between the parties entered into on October 9, 2006 (the "Nondisclosure Agreement").

9.
Neither party may assign this Letter Agreement without the prior written consent of the other party, except that Emcore may assign its rights under this Letter Agreement in connection with the sale of all or substantially all of the business to which this Letter Agreement relates.

10.
This Letter Agreement may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Letter Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[Execution Page Follows]

IN WITNESS WHEREOF, this Letter Agreement has been duly executed by each of the parties hereto as of the date first written above.

EMCORE Corporation

By: /s/ Howard W. Brodie
Name: Howard W. Brodie
Title: Chief Legal Officer, Executive Vice-President and Secretary

WorldWater & Power Corp.

By: /s/ Quentin T. Kelly
Name: Quentin T. Kelly
Title: Chairman

1Quantities and Pricing based on Part No. 608584, T1000 MJ Cell. The parties may agree to a different cell size. Price per cell to WorldWater & Power Corp. for any other solar cell product will be adjusted accordingly so that Emcore realizes its normal fully yielded and burdened profit margin.